UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2025

RAFAEL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-38411	82-2296593
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Broad Street Newark, New Jersey	07102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 212 658-1450

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Securities registered pursuant to Section 12(b)-2 of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class B common stock, par value $0.1 per share	RFL	New York Stock Exchange
Warrant to Purchase Class B common stock	RFL-W	NYSE American

Item 1.01 Entry into a Material Definitive Agreement.

Standby Purchase Agreement

On May 6, 2025 (the “Effective Date”), Rafael Holdings, Inc., a Delaware corporation (the “Company”), entered into a Standby Purchase Agreement (the “Purchase Agreement”) with Howard S. Jonas, the Company’s Executive Chairman and Chairman of the Board (the “Standby Purchaser”). The Purchase Agreement provides:

●	The Company shall conduct a rights offering (the “Rights Offering”) in which it will distribute, at no charge, to each holder of record (collectively, the “Eligible Stockholders”) of (i) the Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) of the Company, (ii) the Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), of the Company, and (iii) certain warrants to purchase common stock with an initial issuance date of December 11, 2020 (the “Warrants”), in each case, as of May 9, 2025 (the “Record Date”), non-transferable rights (the “Subscription Rights”) to subscribe for and purchase shares of Class B Common Stock (the “Rights Offering”). The aggregate subscription price of all shares of Class B common stock to be offered in the Rights Offering is $25.0 million at a per share purchase price (the “Subscription Price”) of $1.28; and

●	Within ten days after the closing of the Rights Offering, the Standby Purchaser will purchase from the Company in a private placement (the “Backstop Private Placement”) any shares of Class B common stock included in the Rights Offering that were not subscribed for and purchased by Eligible Securityholders (collectively, the “Backstop Securities”) for the same per share Subscription Price payable by Eligible Stockholders electing to exercise their Subscription Rights in the Rights Offering. The Standby Purchaser is not entitled to receive a fee for his commitment or performance under the Purchase Agreement. He is, however, entitled to receive reimbursement of reasonable expenses related to the Purchase Agreement and the Rights Offering.

The Purchase Agreement contains customary representations from the Company, on the one hand, and the Standby Purchaser, on the other hand. It also contains customary covenants on the part of the parties, including, but not limited to, covenants relating to the filing and effectiveness of the registration statement relating to the Rights Offering, the listing of the Class B common stock sold to the Standby Purchaser on NYSE, public announcements, and indemnification. Under the Purchase Agreement, the Standby Purchaser acknowledged that any shares of Class B common stock sold to him have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be sold absent registration or an available exemption. The Purchase Agreement does not provide any registration rights to the Standby Purchaser in respect of any Backstop Securities that may be sold to him.

Pursuant to the terms of the Purchase Agreement, the Backstop Private Placement is expected to close no later than ten days after the closing of the Rights Offering. Completion of the Backstop Private Placement, subject to customary closing conditions, including completion of the Rights Offering and the accuracy as of the closing of the representations and warranties made by each party. The Purchase Agreement contains customary termination rights for each of the Company and the Standby Purchaser, including provisions contemplating that it may be terminated (i) by mutual written consent of such parties; (ii) by either such party upon the other party’s uncured material breach of any obligation under the Purchase Agreement; (iii) by the Company, if it determines not to proceed with the Rights Offering or (iv) by the Standby Purchaser, if the proposed Rights Offering has not been consummated by June 12, 2025.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the document, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above with regard to the Backstop Private Placement is incorporated herein by reference.

The Company expects the issuance of the Backstop Securities to be made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act for a transaction by an issuer not involving any public offering. The Standby Purchaser has represented that it is an “accredited investor” and that it is acquiring the Backstop Securities for investment only and not with a view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities laws.

The Company does not expect to pay or give, directly or indirectly, any commission or other remuneration, including underwriting discounts and commissions, in connection with the issuance of the Backstop Securities.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Document
99.1	Purchase Agreement, dated as of May 6, 2025, between the Company and Howard S. Jonas.
104	Cover Page Interactive Data File, formatted in Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAFAEL HOLDINGS, INC.

By:	/s/ William Conkling
	Name:	William Conkling
	Title:	Chief Executive Officer

Dated: May 6, 2025

EXHIBIT INDEX

Exhibit No.	Document
99.1	Purchase Agreement, dated as of May 6, 2025, between the Company and Howard S. Jonas.
104	Cover Page Interactive Data File, formatted in Inline XBRL document.

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